Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-261991) of Scopus BioPharma Inc. and Subsidiary of our report dated April 15, 2022, relating to the consolidated financial statements of Scopus BioPharma Inc. and Subsidiary appearing in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C. Boston, Massachusetts
April 15, 2022